Exhibit 99.2

                         L.R. Global Marketing Pty Ltd.


22 November 2004


To Whom It may Concern



This letter is to confirm that the Fit for Business Family Trust is wholly owned by L.R. Global Marketing Pty Ltd, ABN: 68-097-443-082.

Directors of L.R. Global Marketing Pty Ltd.

Laraine Daphne Richardson
And
Dianne Cecilia Waghorne

The Fit For Business Family Trust is not in anyway associated with Fit For Business International or Fit for Business (Australia) Pty Ltd.


 /s/ Laraine Richardson                    /s/ Dianne Waghorne
------------------------------            ------------------------------
     Laraine Richardson                        Dianne Waghorne